LAW OFFICES OF
                             ERIC P. LITTMAN, P.A.
                              1428 BRICKELL AVENUE
                                  EIGHTH FLOOR
                              MIAMI, FLORIDA 33131

MARK J. BRYN                                              TEL.: (305) 372-3322
OF COUNSEL                                                 FAX: (305) 372-0280

                                February 24, 1997

N.U. Pizza Holding Corporation
722 Genevieve Street, Suite #G
Solana Beach, CA 92075

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 17, 1996. In connection with the registration under the Securities Act of 1933, as amended, of 6,800,000 shares of the Company's Common Stock,(exclusive of any securities associated therewith, the "Stock") to be issued by the Company in connection with said registration statement. As your counsel, we have examined the proceedings relating to and action taken by you in connection with the registration statement.

Based upon that examination, it is our opinion that the 6,800,000 shares of the Stock that may be issued pursuant to the Registration Statement, when issued and sold in the manner provide in the Registration Statement, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ ERIC P. LITTMAN
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Eric P. Littman

EPL/ic